UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 26, 2016

 GALENA BIOPHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Crow Canyon Place, Suite 380, San Ramon, CA 94583
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (855) 855-4253

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.	Material Modification to Rights of Security Holders

On October 31, 2016, Galena Biopharma, Inc. (“Company”) issued a press release to announce that its Board of Directors, on October 26, 2016, set the ratio of the reverse stock split of the Company’s outstanding shares of common stock, par value $.0001 per share, at one-for-twenty (1:20). The reverse stock split was authorized by the Company’s stockholders on October 21, 2016.

The reverse stock split will become effective on November 11, 2016 and the Company’s common stock will commence trading on a split-adjusted basis when the market opens on November 14, 2016. The Company’s common stock will continue to trade on the NASDAQ Capital Market under the symbol “GALE” but will trade under the new CUSIP number 363256504.

No fractional shares will be issued as a result of the reverse split and stockholders who otherwise would be entitled to a fractional share will receive, in lieu thereof, a cash payment which shall represent a pro-rata portion of the value per share based upon the closing market price for the five days preceding the effective date of the reverse split. Stockholders who hold their shares in brokerage accounts or in "street name" will not be required to take any action to effect the exchange of their shares. Stockholders of record as of November 11, 2016 who hold share certificates will receive instructions from the Company's transfer agent, Computershare, which is acting as exchange agent for the Reverse Stock Split. Computershare will provide instructions to stockholders of record regarding the process for exchanging shares.

Item 9.01.

(c)	Exhibits

99.1	Press Release of Galena Biopharma, Inc. dated October 31, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GALENA BIOPHARMA, INC.

Date:	October 31, 2016	By:	/s/ Mark W. Schwartz
Mark W. Schwartz Ph.D. President and Chief Executive Officer